UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 28, 2006

RESTORATION HARDWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24261	68-0140361
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Koch Road, Suite J, Corte Madera, California	94925
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 924-1005

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On November 28, 2006, Restoration Hardware, Inc. (the “Company”), issued a press release announcing its financial results for the third quarter ended October 28, 2006. The full text of the press release is furnished hereto as Exhibit 99.1 and incorporated herein by reference.

EBITDA for the third quarter of fiscal 2006 was $1.8 million as compared to ($1.5) million in the same period in fiscal 2005. EBITDA for the third quarter of fiscal 2006 excluding the non-cash charge of $0.9 million associated with the expensing of stock options as required by SFAS 123R was $2.7 million. EBITDA for the first three fiscal quarters of fiscal 2006 was $11.0 million as compared to $0.8 million in the same period in fiscal 2005. EBITDA for the first three fiscal quarters of fiscal 2006 excluding non-cash charges of $3.1 million associated with the expensing of stock options as required by SFAS 123R was $14.0 million. A table setting forth a reconciliation of EBITDA, and EBITDA excluding the impact of SFAS 123, to net (loss) income is set forth below (in thousands).

	13 weeks ended Oct 28, 2006	13 weeks ended Oct 29, 2005	39 weeks ended Oct 28, 2006	39 weeks ended Oct 29, 2005
Net Income (Loss)	(5,708)	(4,210)	(10,385)	(9,785)
Add: Income Tax Expense/(Benefit)	(115)	(2,887)	38	(6,478)
Add: Depreciation and Amortization	5,479	4,395	16,050	14,240
Add: Interest Expense	2,119	1,164	5,282	2,823

EBITDA	1,775	(1,538)	10,985	800

Add: Stock Option Expense	877	0	3,053	0

EBITDA (Excluding Stock Option Expense):	2,652	(1,538)	14,038	800

EBITDA and EBITDA excluding the impact of SFAS 123R are non-GAAP financial measures. The Company believes that the use of these financial measures allow management and investors to evaluate and compare the Company’s operating results in a more meaningful and consistent manner. EBITDA is a widely used financial metric to assess cash flow. “EBITDA” consists of earnings before interest, taxes, depreciation and amortization. The most closely analogous GAAP financial measure to both EBITDA and EBITDA excluding the impact of SFAS 123 is net (loss) income.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued on November 28, 2006 by Restoration Hardware, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESTORATION HARDWARE, INC.

Dated: November 28, 2006	By:	/s/ Chris Newman
Chris Newman Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release issued on November 28, 2006 by Restoration Hardware, Inc.